Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 1st Quarter 2009

Lynchburg, Va., April 27, 2009 Bank of the James Financial Group, Inc. (OTCBB:BOJF) (the “Company”) (quarterly consolidated results unaudited) reported today total net income after tax of $194,000 or $0.07 per basic and diluted share for the quarter ended March 31, 2009 compared to net income of $504,000 or $0.18 per basic share ($0.17 diluted) for the same period a year ago. The Company attributes the decrease in earnings primarily to an increase in noninterest expense associated with opening and operating the Bedford branch and the Altavista branch (the Bank’s two newest locations), a decrease in net interest margin, and an increase in the loan loss provision from the same period a year ago.

Robert R. Chapman III, the Company’s President and CEO commented, “Although our earnings decreased as compared to the first quarter of last year, we are pleased to have made a profit in this very challenging banking environment. Our earnings were impacted by the costs associated with the opening of two new branches late in the 4th quarter of 2008, which are an integral part of our strategic plan. We fully expect that these branches will contribute to the success of our Bank. We believe our Company is positioning itself to take advantage of the vast opportunity within Region 2000.” Chapman continued, “In this difficult environment, we are taking prudent steps to prepare for any future asset quality deterioration by maintaining what we believe to be an appropriate level in the loan loss reserve. This increase in our loan loss provision negatively impacted earnings.”

Deposits grew from $268,111,000 as of December 31, 2008 to $310,263,000 as of March 31, 2009, an increase of $42,152,000, or 15.7%. Chapman commented, “Deposit growth of $42,000,000 in the first quarter has been unlike any other quarter in the history of Bank of the James.” While management believes there are several factors that have contributed to this growth in deposits, the primary reason for the growth may be attributed to the Bank’s increased presence in the Region 2000 area. Specifically, new branches in the City of Bedford and the Town of Altavista were opened in the 4th quarter of 2008 and have contributed significantly to the deposit growth. Also contributing to deposit growth is the success of the Bank’s 2010 savings account which pays an above market interest rate which is guaranteed through February of 2010. The increase in deposit balances lead to an increase in interest expense. Interest expense increased slightly by $63,000 or 3.2% compared to the same period a year ago.

Loans, net of unearned income and loan loss provision, increased to $287,900,000 as of March 31, 2009 from $274,890,000 as of December 31, 2008, an increase of $13,010,000 or 4.7%. Despite the increased balance in loans, interest income decreased slightly $49,000 or 1.1% compared to the same period a year ago. The decrease is a direct result of the lower interest rate environment and the decrease in the prime rate over the last 12 months. A lower prime rate has lead to a decrease in the interest received on floating rate loans tied to this rate.

A result of the increase in loans and deposits was a decrease in net interest income of $112,000, or 4.4%, to $2,453,000 for the three month period ended March 31, 2009 from $2,565,000 as of the same period a year ago. The net interest margin also declined to 3.00% for the period ended March 31, 2009 from 3.97% in the same period a year ago. As previously discussed above, the decrease in net interest margin is primarily attributable to the decrease in interest income realized on floating rate loans tied to the prime rate, which has decreased 200 basis points since March 31, 2008 from 5.25% to 3.25%.

The loan loss provision in the first quarter of 2009 was $322,000 as compared to $125,000 during the same period a year ago. The loan loss reserve stands at $3,004,000 or 1.03% of total loans. Although management believes overall asset quality remains strong, nonperforming assets increased by $852,000 during the quarter. The overall majority of this increase is related to an increase in other real estate owned (“OREO”) which was the result of foreclosure on property associated with four loans to one relationship. The Bank is currently taking steps to liquidate this real estate. Management believes the current reserve of 1.03% is adequate.

The Company experienced an increase in noninterest income in the first quarter of 2009 as compared to the same period last year. Noninterest income remains a significant contributor to the Company’s earnings. Noninterest income increased to $885,000 for the period ended March 31, 2009 from $739,000 for the same period a year ago, an increase of $146,000 or 19.8%. Noninterest income is mainly comprised of fees generated through the origination of mortgage loans at Bank of the James Mortgage, a division of Bank of the James, and commissions on the sale of investment products through the Company’s wholly-owned subsidiary, BOTJ Investment Group, Inc.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations as well as mortgage origination offices in Forest and Moneta, Virginia. BOTJ Investment Group, Inc., also a wholly owned subsidiary of Bank of the James Financial Group, Inc. operates one investment services office within the Bank’s Church Street office. Bank of the James also offers insurance services and products through its wholly owned subsidiary, BOTJ Insurance, Inc., also located in the Church Street office. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

# # #

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the

James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

# # #

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Mar 31, 2009	Three months ending Mar 31, 2008	Change	Year to date Mar 31, 2009	Year to date Mar 31, 2008	Change
Interest income	$4,501	$4,550	-1.08%	$4,501	$4,550	-1.08%
Interest expense	2,048	1,985	3.17%	2,048	1,985	3.17%
Net interest income	2,453	2,565	-4.37%	2,453	2,565	-4.37%
Provision for loan losses	322	125	157.60%	322	125	157.60%
Noninterest income	885	739	19.76%	885	739	19.76%
Noninterest expense	2,728	2,439	11.85%	2,728	2,439	11.85%
Income taxes	94	236	-60.17%	94	236	-60.17%
Net income	194	504	-61.51%	194	504	-61.51%
Weighted average share outstanding	2,810,255	2,809,848	0.01%	2,810,255	2,809,848	0.01%
Basic net income per share	$0.07	$0.18	$(0.11)	$0.07	$0.18	$(0.11)
Fully diluted net income per share	$0.07	$0.17	$(0.10)	$0.07	$0.17	$(0.10)

Balance Sheet at period end:	Mar 31, 2009	Dec 31, 2008	Change	Mar 31, 2008	Dec 31, 2007	Change
Loans, net	$287,900	$274,890	4.73%	$232,952	$24,022	3.99%
Total securities	41,842	22,130	89.07%	26,249	32,227	-18.55%
Total deposits	310,263	268,111	15.72%	229,005	228,723	0.12%
Stockholders’ equity	24,169	24,635	-1.89%	24,918	24,524	1.61%
Total assets	374,483	327,434	14.37%	277,243	270,060	2.66%
Shares outstanding	2,810,255	2,810,255	—	2,808,226	2,812,588	(4,362)
Book value per share	$8.60	$8.77	(0.17)	$8.87	$8.72	$0.15

Daily averages:	Three months ending Mar 31, 2009	Three months ending Mar 31, 2008	Change	Year to date Mar 31, 2009	Year To Date Mar 31, 2008	Change
Loans, net	$280,243	$227,160	23.37%	$280,243	$227,160	23.37%
Total securities	35,316	28,274	24.91%	35,316	28,274	24.91%
Total deposits	295,300	224,414	31.59%	295,300	224,414	31.59%
Stockholders’ equity	24,602	24,472	0.53%	24,602	24,472	0.53%
Interest earning assets	331,528	260,049	27.49%	331,528	260,049	27.49%
Interest bearing liabilities	293,743	213,850	37.36%	293,743	213,850	37.36%
Total assets	353,844	272,082	30.05%	353,844	272,082	30.05%

Financial Ratios:	Three months ending Mar 31, 2009	Three months ending Mar 31, 2008	Change	Year to date Mar 31, 2009	Year To Date Mar 31, 2008	Change
Return on average assets	0.22%	0.75%	(0.53)	0.22%	0.75%	(0.53)
Return on average equity	3.16%	8.28%	(5.12)	3.16%	8.28%	(5.12)
Net interest margin	3.00%	3.97%	(0.97)	3.00%	3.97%	(0.97)
Efficiency ratio	81.73%	73.82%	7.91	81.73%	73.82%	7.91
Average equity to average assets	6.95%	8.99%	(2.04)	6.95%	8.99%	(2.04)

Allowance for loan losses:	Three months ending Mar 31, 2009	Three months ending Mar 31, 2008	Change	Year to date Mar 31, 2009	Year To Date Mar 31, 2008	Change
Beginning balance	$2,859	$2,146	33.22%	$2,859	$2,146	33.22%
Provision for losses	322	125	157.60%	322	125	157.60%
Charge-offs	(191)	(37)	416.22%	(191)	(37)	416.22%
Recoveries	14	10	40.00%	14	10	40.00%
Ending balance	3,004	2,244	33.87%	3,004	2,244	33.87%

Nonperforming assets:	Mar 31, 2009	Dec 31, 2008	Change	Mar 31, 2008	Dec 31, 2007	Change
Total nonperforming loans	$2,852	$3,859	-26.09%	$3,250	$1,246	160.83%
Other real estate owned	1,940	81	N/A	146	—	N/A
Total nonperforming assets	4,792	3,940	21.62%	3,396	1,246	172.55%

Asset quality ratios:	Mar 31, 2009	Dec 31, 2008	Change	Mar 31, 2008	Dec 31, 2007	Change
Nonperforming loans to total loans	0.98%	1.39%	(0.41)	1.38%	0.55%	0.83
Allowance for loan losses to total loans	1.03%	1.03%	0.00	0.95%	0.95%	0.01
Allowance for loan losses to nonperforming loans	105.33%	74.09%	31.24	69.05%	172.23%	(103.18)